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                                                                     Exhibit 2.2

                       AMENDMENT TO ASSET PURCHASE AGREEMENT

          This Amendment to Asset Purchase Agreement (the "Amendment") is made as of this 15th day of November 1999 by and between Aquis Communications, Inc., a Delaware Corporation ("Purchaser") and SourceOne Wireless, Inc. ("SOWI), SourceOne Wireless, L.L.C. ("LLC"), SourceOne Wireless II, L.L.C. ("LLC II," and together with SOWI and LLC, the "Sellers"). SOWI, LLC, LLC II and Aquis may sometimes be referred to individually as "Party" and collectively as the "Parties." SOWI, LLC and LLC II may sometimes be referred to collectively as SourceOne.

                                    RECITALS

          A. WHEREAS as of August 2, 1999, the Parties entered into that certain Asset Purchase Agreement (the "Purchase Agreement") under which the Sellers agreed to sell, and the Purchaser agreed to purchase, certain of Sellers' assets.

         B. WHEREAS the Parties have agreed upon the Purchase Price for the Midwest Business as stated herein.

                                   AGREEMENTS

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Purchase Agreement as follows.

          1 PURCHASE PRICE. Section 1.6(a) of the Purchase Agreement ("PURCHASE PRICE") is hereby deleted and replaced in its entirety with the following: "The purchase price ("PURCHASE PRICE") for the Transferred Assets is as follows: (i) the sum of $2.25 million ("Cash Payment") by certified or bank check or by wire transfer payable to Sellers plus (ii) a total of $1.5 million of Aquis 7.5% Cumulative Preferred Shares in the form attached as Exhibit B with the cumulative dividends payable at redemption and a required redemption on the second anniversary of issuance (the "AQUIS SHARES").

         2. PRE-CLOSING ESCROW. Section 1.6(c) of the Purchase Agreement ("Pre-Closing Escrow") is hereby modified by requiring the deposit of the Escrow Fund upon entry of the Approval Order.

         3. PURCHASE PRICE ADJUSTMENTS. Sections 1.6(d) ("Purchase Price Adjustments") and 1.6(e) ("Other Price Adjustments") of the Purchase Agreement are hereby deleted in their entirety.

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          4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which, when so executed and delivered, will be an original instrument, and such counterparts, together, will constitute a single agreement.

         5. AMENDMENTS. Except as modified by this Amendment, all other terms and provisions of the Purchase Agreement shall remain in full force and effect.

                                         AQUIS COMMUNICATIONS, INC.

                                         By: /s/ JOHN X. ADILETTA
                                            ---------------------------------
                                                 John X. Adiletta, President

                                         SOURCEONE WIRELESS, INC.

                                         By: /s/ DAVID P. HARRIS
                                            ---------------------------------
                                                 David P. Harris, DIP Manager

                                         SOURCEONE WIRELESS, L.L.C.

                                         By: /S/ DAVID P. HARRIS
                                            ---------------------------------
                                                 David P. Harris, DIP Manager

                                         SOURCEONE WIRELESS II, L.L.C.

                                         By: /S/ STEVEN J. ZABEL
                                            ---------------------------------
                                                 Steven J. Zabel, CFO


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